Nicor Inc.
                                                                   Form 8-K
                                                                   Exhibit 99.1



FOR IMMEDIATE RELEASE               FOR MORE INFORMATION
September 30, 2005                  Financial Contact:  Mark Knox, re: N-945
                                                        630 388-2529

                                    Media Contact:      Don Ingle
                                                        630 388-2939


ILLINOIS COMMERCE COMMISSION ISSUES AMENDATORY RATE ORDER

Naperville, IL - Nicor Inc. (NYSE: GAS) announced today that the Illinois Commerce Commission (ICC) issued on September 28, 2005, an amendatory order revising the base rate increase for its natural gas distribution company, Nicor Gas. The amendatory order was issued to adjust for a computational inaccuracy identified in the ICC's original order dated September 20, 2005. The amendatory order provides for a $54.2 million increase in Nicor Gas' base revenues compared to the $45.6 million increase in the commission's original order. Because the order shifts certain revenues and credits between base rates and Nicor Gas' purchase gas adjustment (PGA) rider, the company estimates that the actual net revenue increase is about $34.7 million. As a result of the adjustment, the amendatory order includes a rate base of $1,233.5 million compared to $1,166.6 million in the original order. As previously announced, additional items of the order include, among other things, an authorized return on equity of 10.51 percent and an authorized return on rate base of 8.85%. In compliance with the amendatory order, Nicor Gas will file revised tariff's reflecting its new rates and expects the new rates to go into effect in early October 2005.

This represents Nicor Gas' first rate increase in nearly 10 years. Prior to the ICC's order, Nicor Gas had the lowest rates of any major utility in Illinois and among the lowest in the entire United States. Under the new rates, Nicor Gas will continue to have the lowest rates of any major Illinois natural gas utility and among the lowest in the country. The rate increase affects the service, or delivery, portion of a customer's bill and will add less than $2 to an average monthly residential bill. Commercial and industrial customers in varying rate classes will also experience modest increases depending on their gas use and service options.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard and
Poor's 500 Index. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
---------------------------------------------

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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